EXHIBIT 99.1

Cellegy Pharmaceuticals Reports

Third Quarter Financial Results

- Conference Call to Begin at 11:30 a.m. Eastern Time Today -

South San Francsico, California - November 10, 2004 - Cellegy Pharmaceuticals, Inc. (Nasdaq: CLGY) today reported financial results for the third quarter and nine months ended September 30, 2004.

Recent Highlights:

•      Biosyn, Inc. acquisition completed,  including lead pipeline product Savvy®
(C31G vaginal gel)

•      Cellegesic™ (nitroglycerin ointment) NDA granted “Priority Review” by the FDA

•      Rectogesic® (nitroglycerin ointment) received U.K. marketing approval

•      Completed license agreement for commercialization of TostrexTM (testosterone gel) with ProStrakan

•      Private Placement of $10.3 million completed

Commenting on the Company’s progress, K. Michael Forrest, President and CEO, said, “We are delighted to have achieved several significant and highly visible milestones over the past few months, including the acquisition of Biosyn, a privately-held biopharmaceutical company.  Biosyn’s Savvy product is the clinical leader in the competition to develop a contraceptive gel that also prevents HIV transmission to women.  We believe the Biosyn acquisition, along with other recent clinical, regulatory and commercial accomplishments have strengthened our Company and advanced our goal of commercializing our multi-product portfolio, and, in turn, will increase shareholder value.”

Financial Results

For the third quarter ended September 30, 2004, revenues were $483,000, compared with $414,000 for the same period last year.  Revenues during this year’s third quarter consisted of $172,000 in Rectogesic product sales in Australia, $90,000 in skin care product sales in the United States, $208,000 in FortigelTM (testosterone gel) licensing revenues from PDI, Inc. and $13,000 in  licensing  revenue  from  ProStrakan  Group Ltd, Cellegy’s marketing partner for TostrexTM (testosterone gel) in Europe. Revenues for last year’s third quarter included $112,000 in Australian Rectogesic sales, $94,000 in skin care product sales and $208,000 in PDI licensing revenue.

For the nine months ended September 30, 2004, revenues were $1,251,000 including $432,000 in Australian Rectogesic sales, $181,000 in skin care product sales and $638,000 in PDI and ProStrakan licensing revenue.  Revenues for the first nine months of last year were $1,069,000, including $282,000 in Australian Rectogesic sales, $149,000 in skin care product sales, $13,000 in Canadian government grants and $625,000 in PDI licensing revenue.

- more -

For the three months ended September 30, 2004, the Company had a net loss of $3,143,000, or $0.14 per share, compared with a net loss of $2,670,000, or $0.13 per share, for the same period last year.  For the nine months ended September 30, 2004, the net loss was $8,909,000, or $0.43 per share, compared with a net loss of $9,948,000, or $0.50 per share, for the same period last year.

Cash and investments at September 30, 2004 were $13.9 million, compared with $5.9 million at June 30, 2004 and $11.6 million at December 31, 2003.  During the third quarter of 2004, the Company received a $500,000 upfront payment from ProStrakan for the Tostrex license agreement and recorded $10.6 million in proceeds from financing activities.  These additions to cash and investments were offset somewhat by cash used during the quarter of about $3.1 million.

Additional Financial Information

For the nine month period ending September 30, 2004 Rectogesic revenues in Australia increased by $150,000, or more than 50%, compared with the same period last year. Cellegy Australia expects fourth quarter 2004 Rectogesic sales to continue to trend above prior year levels.  Gryphon Development, the product development division of a major specialty retailer, has not placed any additional orders for the 2004 fourth quarter and Cellegy does not anticipate any skin care product sales for the remainder of 2004.

Research and development expenses, which are primarily clinical trial costs, were lower by  $856,000 during the first nine months of this year, compared with the same period last year. The decrease is due to reduced clinical trial and regulatory activities throughout the first nine months of this year, partially offset by a $750,000 charge incurred during the third quarter of 2004 associated with a milestone payment, under a previous agreement, for achieving marketing approval of Rectogesic in the United Kingdom. Clinical expenses will increase in the first quarter of 2005 should Cellegy begin a Phase 3 clinical trial with Fortigel, currently under discussion with the FDA, and/or if planned advanced clinical studies using TostrelleTM gel to treat female sexual dysfunction are initiated.

Cellegy’s selling, general and administration expenses during the first nine months of 2004 were slightly below last year’s first nine months. Higher legal, professional fees and corporate development  expenses incurred this year were offset by  compensation paid  in stock and non-cash expenses related to the write off of certain fixed assets during the first nine months of last year.  These expenses are expected to increase in the fourth quarter of 2004 and into next year primarily as a result of marketing activities to prepare for the launch of Cellegesic, assuming approval of the product by the FDA, and for additional accounting and consulting fees associated primarily with Sarbanes-Oxley compliance.

Conference Call Today at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time):

To participate in the live call by telephone, please dial (888) 803-8269 from the United States, or (706) 634-2467 from outside the U.S.  Those interested in listening to the conference call live via the internet may do so by visiting the Company’s website at www.cellegy.com. A replay will be available on Cellegy’s website for 14 days.  A telephone replay will be available for 48 hours by dialing (800) 642-1687 from the United States, or (706) 645-9291 for international callers, and entering Reservation Number 2151182.

About Cellegy

Cellegy Pharmaceuticals is a specialty biopharmaceutical company that develops and commercializes prescription drugs for the treatment of gastrointestinal disorders, women’s health care conditions, including sexual dysfunction and HIV prevention, and certain cancers.

The Company’s most advanced product, CellegesicTM (nitroglycerin ointment), branded “Rectogesic” outside the United States, is approved in the United Kingdom for the treatment of pain associated with chronic anal fissures.  Launch of Rectogesic in the United Kingdom through a corporate partner is expected in the first half of 2005.  In the United States, Cellegy has submitted an NDA for Cellegesic and now expects a decision from the FDA on approvability by early January 2005.

The Company is also pursuing the use of Cellegesic for the treatment of hemorrhoids, as well as dyspareunia, a painful condition that prevents or inhibits sexual intercourse in more than 5 million women in the United States.  Currently, there is no effective treatment for dyspareunia.

In women’s healthcare, Cellegy is developing Tostrelle for the treatment of sexual dysfunction (libido) in postmenopausal women and is planning to enter Phase 3 clinical trials during the first half of 2005.  In addition, Cellegy recently enhanced its women’s healthcare product portfolio through the acquisition of Biosyn and its lead product Savvy, a contraceptive gel to prevent HIV-AIDS in women. Savvy is in separate Phase 3 clinical trials for contraception and for the prevention of HIV.

Fortigel, branded Tostrex outside the United States, is currently undergoing regulatory review in Sweden for the treatment of male hypogonadism caused by testosterone deficiency.  ProStrakan Ltd. has licensed rights to Tostrex for the United Kingdom and other European markets.  Cellegy is in discussions with the FDA to determine the final design of a Phase 3 trial required for marketing approval of Fortigel in the United States.

Other products being developed by Cellegy researchers address a number of conditions including prostate cancer, Raynaud’s Disease and Restless Legs Syndrome.

Forward-Looking Statements

This press release contains forward-looking statements.  Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed  or  implied in  such statements.   Such risks and uncertainties  relate to, among  other factors: completion, timing and the outcome of regulatory review of Cellegesic in the United States and Tostrex in Sweden; the outcome of clinical trials including the Savvy prevention and contraceptive Phase 3 studies, the contemplated Tostrelle Phase 3 trial for female sexual dysfunction and the Cellegesic Phase 2 trial for hemorrhoids; the outcome and timing of discussions with the FDA, particularly with regard to additional clinical trial requirements for marketing approval of Fortigel; the successful completion of a corporate partnership for Rectogesic in Europe; and additional financings.

With regard to the Cellegesic NDA, the FDA may not find that the Cellegesic trial data, the statistical analysis methodology used by the Company with the inclusion of post-discontinuation pain scores, the treatment of data from patients who dropped out of the study due to headaches or other sections of the NDA acceptable.  The Agency may not agree that the trial data satisfies the standards specified in the Special Protocol Assessment and may not ultimately grant marketing approval for Cellegesic.  Even assuming Cellegesic approval, the  Company may not have the resources or personnel to successfully launch the product on a timely basis.  For more information regarding risk factors, refer to the Company’s Annual Report on Form 10-K for the year ending 2003, the forthcoming Quarterly Report on Form 10-Q for the period ending September 30, 2004 and other documents filed with the Securities and Exchange Commission.

Cellegy Pharmaceuticals, Inc.

Summary Financial Results

September 30, 2004

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Revenues	$483	$414	$1,251	$1,069

Costs and expenses:
Cost of products sold	55	46	131	86
Research and development	2,529	2,349	6,876	7,732
Selling, general and administrative	1,093	820	3,520	3,564
Total costs and expenses	3,677	3,215	10,527	11,382

Operating loss	(3,194)	(2,801)	(9,276)	(10,313)

Other income (expense), net	51	131	367	365

Net loss	$(3,143)	$(2,670)	$(8,909)	$(9,948)

Basic and diluted net loss per common share	$(0.14)	$(0.13)	$(0.43)	$(0.50)

Weighted average common shares outstanding	22,396	20,018	20,874	19,941

Cellegy Pharmaceuticals, Inc.

Summary Financial Results

September 30, 2004

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited) (Amounts in thousands)

	September 30, 2004	December 31, 2003

Cash and investments (1)	$13,861	$11,564

Other assets	3,089	3,767

Total assets	$16,950	$15,331

Current liabilities	$2,869	$2,852

Deferred revenue	13,147	13,335

Other long-term liabilities and derivative instrument (2)	1,302	724

Stockholders’ deficit	(368)	(1,580)

Total liability and stockholders’ deficit	$16,950	$15,331

(1)          Includes restricted cash of $502,000 in the third quarter of 2004 and $227,000 at December 31, 2003.

(2)          $642,000 has been recorded as a derivative instrument at September 30, 2004. It reflects the estimated fair value of 260,000 warrants issued to Kingsbridge Capital Limited in January 2004.

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